Exhibit 15.2

April 21, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs,

Deloitte, S.L. was previously the independent registered public accounting firm for Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”) and reported on the consolidated financial statements of the Group for the years ended December 31, 2015, 2014 and 2013. We have read the Group’s statements included under Item 16F of its Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and agree with such statements.

Very truly yours,

/s/ Deloitte, S.L.

Deloitte, S.L.

Madrid, Spain